UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 21, 2016

 GALENA BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Crow Canyon Place, Suite 380, San Ramon, CA 94583
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 855-4253

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Special Meeting of Stockholders

The Special Meeting of stockholders of Galena Biopharma, Inc. (“we,” “us,” “our” or the “company”) was held on October 21, 2016.

At the Annual Meeting, our stockholders voted on the following three proposals and cast their votes as described below:

Proposal 1: To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, to effect a reverse stock split of the outstanding shares of the Company’s common stock, par value $0.0001 per share, at a ratio of not less than 1 for 2 and not greater than 1 for 20, with the exact ratio and effective time of the reverse stock split to be determined by the Board of Directors (the “Reverse Stock Split”) and publicly announced by press release.
This proposal was approved with 112,946,840 votes “FOR,” 36,790,357 votes “AGAINST,” and 1,943,771 votes to “ABSTAIN.”

Proposal 2: To authorize the issuance shares of the Company’s common stock issuable upon the redemption, conversion or other satisfaction of the Company’s obligations under its Amended and Restated 9% Original Issue Discount Senior Secured Debenture due November 10, 2018, without the need for any limitation or cap on issuances as required by and in accordance with NASDAQ Marketplace Rule 5635(d).

This proposal was approved with 38,119,837 votes “FOR,” 16,100,264 votes “AGAINST,” and 1,108,340 votes to “ABSTAIN.” In addition, there were 96,352,527 broker non-votes in connection with this proposal.

Proposal 3: To authorize the adjournment of the Special Meeting, if necessary or appropriate, if a quorum is present, to solicit additional proxies if there are insufficient votes at the Special Meeting in favor of the Reverse Stock Split.

This proposal was approved with 111,684,894 votes “FOR,” 37,673,838 votes “AGAINST,” and 2,322,236 votes to “ABSTAIN”.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALENA BIOPHARMA, INC.

Date:	October 26, 2016	By:	/s/ Mark W. Schwartz
Mark W. Schwartz Ph.D. President and Chief Executive Officer